STEELE & CO.*
Chartered Accountants
*Representing incorporated professionals

Suite 808
808 West Hastings Street
Vancouver, BC V6C 1C8 Canada

Telephone: (604) 687-8808
Telefax: (604) 687-2702
Email: email@steele-co.ca

May 16, 2003

Office of the Chief Accountant
Securities & Exchange Commission
450 Fifth Street N.W.
Washington, D.C.
USA 20549

Dear Sirs:

Re: Fairchild International Corporation (the "Corporation")

We have read the paragraphs of Item 4 included in the Corporation's Form 8-K dated May 16, 2003, proposed to be filed with the Securities and Exchange Commission on May 22, 2003 and are in agreement with the disclosure made therein.

Yours very truly,

/s/ Steele & Co.

CHARTERED ACCOUNTANTS

cc: Fairchild International Corporation